Exhibit 99.1

CyberOptics Exceeds Fourth Quarter Revenue Guidance

Paced by 57% Sales Growth of Inspection Systems

39% Income Growth in 2011

Minneapolis, MN—February 21, 2012—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for its fourth quarter of 2011 ended December 31.

•	Consolidated sales totaled $13.8 million, compared to $14.0 million in the fourth quarter of 2010. CyberOptics’ revenues for this period exceeded its previously announced revenue guidance of $12.8 to $13.5 million.

•	Operating income of $688,000 was down from $1.0 million in last year’s fourth quarter.

•	Net income came to $547,000 or $0.08 per diluted share, compared to $971,000 or $0.14 per diluted share in the year-earlier period, which was consistent with the financial guidance for this period.

•	For full-year 2011, consolidated sales increased 7% to $61.1 million, reflecting sales increases of 31% for inspection systems and 37% for the WaferSense product family, which were partially offset by an 18% decline in sales of SMT and solar sensors due to weak economic conditions. Net income rose 39% to $4.4 million or $0.63 per diluted share. Both sales and net income, which increased for the second consecutive year, were consistent with the previously issued guidance for 2011.

•	Cash and marketable securities increased $4.0 million to $30.5 million at the end of the fourth quarter from $26.6 million at the end of the third quarter. For the year, cash and marketable securities rose by $8.4 million from $22.1 million at the beginning of 2011.

Kathleen P. Iverson, chief executive officer and chair, commented: “Our fourth quarter and full-year operating results clearly validate the strong emphasis that we have placed on developing and marketing next-generation inspection systems over the past several years. By enabling CyberOptics to more than compensate for short-term weakness in our SMT and solar alignment sensors, as was the case in 2011, this strategy has kept us on a growth trajectory in spite of unsettled conditions in the global economy.”

She continued: “Our fourth quarter results were driven by strong sales of inspection systems, which increased 57% during this period. Within this product category, sales of automated optical inspection (AOI) systems, led by our best-in-class QX500, increased 84% to $4.0 million in the fourth quarter and by 118% to $15.7 million for the full year. As a result of this strong growth, we believe CyberOptics has significantly increased its share of the global AOI market. Our fourth quarter QX500 sales were paced by substantial orders from electronics manufacturers in Europe and the Americas, which included 16 new QX500 customers. We continued to post solid sales to Asian original design manufacturers (ODMs), but Asian demand is strongest in our second and third quarters when most new production capacity is installed. Fourth quarter sales of our SE500 and SE350 solder paste inspection (SPI) systems increased 46% from the year-earlier period to $3.8 million. Reflecting the strong demand for our AOI technology, CyberOptics’ total inspection systems sales rose 31% in 2011 to an all-time record of $33.3 million. We strengthened our inspection systems family by introducing two new products in the fourth quarter: an off-line AOI tabletop system and a higher-performance SPI system based upon a new dual illumination sensor. These products, along with others in our development pipeline, will further expand our served market, positioning CyberOptics for continued growth in 2012.”

Iverson added: “Consistent with our previously-issued fourth quarter forecast, we posted lower sales of SMT alignment sensors, reflecting sluggish global economic conditions. In addition, reflecting the continued impact of aggressive production capacity expansion in the photovoltaic cell market that started ramping up in late 2010, we posted no sales of solar wafer alignment cameras, compared to nearly $500,000 in last year’s fourth quarter. Partly offsetting this weakness was the continued growth of the WaferSense product line within our family of semiconductor offerings, which increased 24% in the fourth quarter and by 37% for the year. In addition, we received additional orders for our SE500 sensors from German-based Viscom AG, which has integrated CyberOptics’ sensor technology into its SPI platforms. Viscom’s new platform has enjoyed a strong market acceptance, making us believe this new OEM partnership will make a significant contribution to CyberOptics’ profitability over the next few years.”

She said: “The first quarter of fiscal 2012 is forecasted to be challenging for the electronics assembly, semiconductor and solar markets. Although system sales are expected to grow 15% to 30% in the first quarter on a year-over-year basis, sales of SMT sensors are forecasted to remain soft, while sales of solar sensors, which accounted for $1.6 million of revenue in the first quarter of 2011, are expected to be virtually nil. Moreover, CyberOptics ended 2011 with an order backlog of $4.9 million, compared to $6.3 million at the end of the third quarter. Given these factors, CyberOptics is anticipating earnings at or slightly above break-even in the first quarter ended March 31, 2012. We believe our performance will strengthen as the year progresses, reflecting our outlook for continued robust demand for inspection systems, the introduction of new products, indications from key OEM customers of some strengthening of the SMT market, and a rebound in sales of solar sensors later in the year. The second and third quarters also mark the peak buying periods for Asian ODM customers. As a result, we are forecasting moderately improved sales and earnings for full-year fiscal 2012. In all, we believe our strategic emphasis on inspection systems and initiatives aimed at broadening our market reach will enable CyberOptics to report another growth year in 2012.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability we achieve in 2012; success of anticipated new OEM and end-user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

#      #      #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 800-762-8779 with the 4509197 conference ID or by listening to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Revenue	$13,790	$13,966	$61,087	$56,951
Cost of revenue	7,318	7,579	33,034	31,989
Gross margin	6,472	6,387	28,053	24,962
Research and development expenses	2,178	1,956	7,781	7,354
Selling, general and administrative expenses	3,606	3,345	14,476	13,766
Amortization of intangibles	—	45	108	181
Income from operations	688	1,041	5,688	3,661
Interest income and other	(58)	117	39	268
Income before income taxes	630	1,158	5,727	3,929
Provision for income taxes	83	187	1,370	794
Net income	$547	$971	$4,357	$3,135
Net income per share - Basic	$0.08	$0.14	$0.63	$0.46
Net income per share - Diluted	$0.08	$0.14	$0.63	$0.45
Weighted average shares outstanding - Basic	6,925	6,885	6,906	6,861
Weighted average shares outstanding - Diluted	6,964	6,924	6,952	6,907

Condensed Consolidated Balance Sheets

	Dec. 31, 2011 (Unaudited)	Dec. 31, 2010
Assets
Cash and cash equivalents	$13,791	$8,427
Marketable securities	10,640	6,384
Accounts receivable, net	11,909	11,296
Inventories	11,052	14,215
Income tax refunds and deposits	196	380
Other current assets	1,238	1,232
Deferred tax assets	2,518	2,317
Total current assets	51,344	44,251

Marketable securities	6,106	7,289
Intangible and other assets, net	799	1,004
Fixed assets, net	1,400	1,896
Other assets	137	173
Deferred tax assets	3,130	3,621
Total assets	$62,916	$58,234

Liabilities and Stockholders’ Equity
Accounts payable	$4,081	$5,206
Accrued expenses	4,992	4,025
Total current liabilities	9,073	9,231

Other liabilities	840	686
Deferred tax liability	34	—
Total liabilities	9,947	9,917

Total stockholders’ equity	52,969	48,317
Total liabilities and stockholders’ equity	$62,916	$58,234

Backlog Schedule:
1st Quarter 2012		$4,084
2nd Quarter 2012 and beyond		775
Total backlog		$4,859